Repurchase Plan

Repurchase Plan, dated as of June 3, 2006 (this “Repurchase Plan”), between Claire’s Stores, Inc. (the “Issuer”) and Brean Murray, Carret & Co., LLC (“BMUR”), to be effective as of June 5, 2006 (the “Effective Date”).

WHEREAS, the Issuer desires to establish this Repurchase Plan to repurchase shares of its common stock (the “Stock”); and

WHEREAS, the Issuer desires to engage BMUR to effect repurchases of shares of Stock in accordance with this Repurchase Plan;

NOW, THEREFORE, the Issuer and BMUR hereby agree as follows:

1. (a) Subject to the Issuer’s continued compliance with Section 2 hereof, BMUR shall effect a purchase or purchases (each, a “Purchase”) of up to:

[Please indicate your selection by filling in the appropriate blank(s)]

(i)	shares; or

(ii)	$65,000,000 worth of shares

of the Stock (the “Total Plan Shares”) as set forth in Annex 1. If both blanks above are filled in, the Total Plan Shares shall mean the lesser of the amounts in clauses (i) and (ii) as of the date of this Plan.

(b) Purchases may be made in the open market or through privately negotiated transactions.  BMUR shall comply with the requirements of paragraphs (b)(2), (b)(3) and (b)(4) of Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with Purchases of Stock in the open market pursuant to this Repurchase Plan.  The Issuer agrees not to take any action that would cause Purchases not to comply with Rule 10b-18 or Rule 10b5-1.

2. The Issuer shall pay to BMUR a commission of $.015 per share of Stock repurchased pursuant to this Repurchase Plan. In accordance with BMUR’s customary procedures, BMUR will deposit shares of Stock purchased hereunder into an account designated by the Issuer against payment to BMUR of the purchase price therefor and commissions and other amounts in respect thereof payable pursuant to this Section.  The Issuer will be notified of all transactions pursuant to customary trade confirmations.

3. (a) This Repurchase Plan shall become effective immediately and shall terminate upon the first to occur of the following:

(1) the ending of the Trading Period, as set forth in Annex 1;

(2) the purchase of the number of Total Plan Shares pursuant to this Repurchase Plan;

(3) the end of the second business day following the date of receipt by BMUR of notice of early termination substantially in the form of Appendix A hereto, delivered by telecopy, transmitted to BMUR, Attention: Chris Moger, and confirmed by telephone to Chris Moger at (212) 702-6581;

(4) the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by the Issuer to authorize or commence any of the foregoing;

(5) the public announcement of a tender or exchange offer for the Stock or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Stock would be exchanged for or converted into cash, securities or other property; or

(6) the failure of the Issuer to comply with Section 2 hereof.

(b) Sections 2 and 13 of this Repurchase Plan shall survive any termination hereof.  In addition, the Issuer’s obligation under Section 2 hereof in respect of any shares of Stock purchased prior to any termination hereof shall survive any termination hereof.

4. The Issuer understands that BMUR may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction or internal policy applicable to BMUR or otherwise.  If any Purchase cannot be executed as required by Section 1 due to a market disruption, a legal, regulatory or contractual restriction or internal policy applicable to BMUR or any other event, such Purchase shall be cancelled and shall not be effected pursuant to this Repurchase Plan.

5. The Issuer represents and warrants, on the date hereof and on the date of any amendment hereto, that: (a) it is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock), (b) it is entering into or amending, as the case may be, this Repurchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws and (c) its execution of this Repurchase Plan or amendment hereto, as the case may be, and the Purchases contemplated hereby do not and will not violate or conflict with the Issuer’s certificate of incorporation or by-laws or, if applicable, any similar constituent document, or any law, rule regulation or agreement binding on or applicable to the Issuer or any of its subsidiaries or any of its of their property or assets.

6. It is the intent of the parties that this Repurchase Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and  Rule 10b-18 under the Exchange Act, and this Repurchase Plan shall be interpreted to comply with the requirements thereof.

7. As of the Effective Date of this Repurchase Plan, the Issuer has not entered into a similar agreement with respect to the Stock.  The Issuer agrees not to enter into any such agreement while this Repurchase Plan remains in effect.

8. Except as specifically contemplated hereby, the Issuer shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Issuer and the transactions contemplated hereby, including, without limitation, reporting and filing requirements.

9. This Repurchase Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

10. The Issuer represents and warrants that the transactions contemplated hereby are consistent with the Issuer’s publicly announced stock repurchase program (“Program”) and said Program has been duly authorized by the Issuers’ board of directors.

11. The number of Total Plan Shares, other share amounts and prices, if applicable, set forth in section 1(a) shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the term of this Repurchase Plan.

12. Except as contemplated by Section 3(a)(3) of this Repurchase Plan, the Issuer acknowledges and agrees that it does not have authority, influence or control over any Purchase effected by BMUR pursuant to this Repurchase Plan and the Issuer will not attempt to exercise any authority, influence or control over Purchases.  BMUR agrees not to seek advice from the Issuer with respect to the manner in which it effects Purchases under this Repurchase Plan.

13. The Issuer agrees to indemnify and hold harmless BMUR and its affiliates and their officers, directors employees and representatives against any loss, claim, damage or liability, including reasonable legal fees and expenses, arising out of any action or proceeding relating to this Repurchase Plan or any Purchase, except to the extent that any such loss, claim, damage or liability is determined to be the result of the indemnified person’s willful misconduct or gross negligence.

14. This Repurchase Plan may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have signed this Repurchase Plan as of the date first written above.

BREAN MURRAY, CARRET & CO., LLC		CLAIRE’S STORES, INC.

By:	/s/ Kenneth J. Kirsch	By:	/s/ Ira D. Kaplan

Name:	Kenneth J. Kirsch	Name:	Ira D. Kaplan
Title:	Chief Financial Officer	Title:	Senior Vice President and Chief Financial Officer

Appendix A

Request for Early Termination of Repurchase Plan

To:

As of the date hereof, Claire’s Stores, Inc. hereby requests termination of the Repurchase Plan, dated as of      , 2006, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.

IN WITNESS WHEREOF, the undersigned has signed this Request for Early Termination of Plan as of the date specified below.

CLAIRE’S STORES, INC.

By:                                                          Date:
Name:
Title:

ANNEX 1

TRADING PARAMETERS

Trading Period: From and including June 5, 2006 through August 18, 2006.

Daily Share Purchase Amount:   Lesser of (a) Rule 10b-18(b)(4) limit (25% of prior 4 weeks ADTV); and (b) 10 % of current trading day’s volume.

Maximum Price: $30.00 per share

TRADE ORDER

Subject to Paragraph 4 and Paragraph 6 of the Repurchase Plan dated June 3, 2006, (the “Repurchase Plan”) to which this Annex I is attached, each day during the Trading Period on which the NASDAQ National Market System is open for business, BMUR shall use its best efforts to effect a purchase or purchases (each, a “Purchase”) of the Daily Share Purchase Amount, such Purchases cumulatively not to exceed the Total Plan Shares and, in no case, will the market price per share, excluding commissions, of any Purchase exceed the Maximum Price.  Capitalized terms used but not otherwise defined herein shall have the meaning assigned thereto in the Repurchase Plan.